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                                                                    Exhibit 21


List of subsidiaries of the Company:

    Interstate Nuclear Services Corp.
    Interstate Uniform Manufacturing of Puerto Rico, Inc.
    Superior Products & Equipment Co., Inc.
    UniFirst Canada Ltd.
    UniFirst Holdings, L.P.
    UTWO Corporation
    UR Corporation
    Tennessee Uniform and Towel Service, Inc.
    Euro Nuclear Services B.V.